Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OCERA THEREAPEUTICS, INC.

1.	The name of the corporation is Ocera Therapeutics, Inc.

2.	The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.	The total number of shares of stock which the corporation has the authority to issue is One Thousand (1,000) shares of Common Stock with a par value of $0.01 per share.

5.	The corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the Bylaws of the corporation.

7.	Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the corporation. Election of directors need not be by written ballot unless the Bylaws of the corporation so provide.

8.	To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, (i) a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director and (ii) the corporation shall indemnify its officers and directors. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

9.	The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

10.	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all, rights conferred upon stockholders herein are granted subject to this reservation.